Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Completes a $120 Million Senior Unsecured Term Loan with a Group of

Japanese Financial Institutions

Stamford, CT. April 11, 2016 – Aircastle Limited (“Aircastle” or the “Company”) (NYSE: AYR) announced that it completed a $120 million senior unsecured term loan with a group of seven Japanese financial institutions led by Development Bank of Japan, which served both as the transaction arranger and lender. The loan has a three year term, and it will provide working capital for general corporate purposes, including aircraft acquisitions.

Mike Inglese, Aircastle’s CFO, stated, “This financing is another example of Aircastle’s success in building on our strategic relationship with Marubeni Corporation, broadening and diversifying our funding sources under favorable terms. We welcome the expansion of our global bank group and look forward to building long-term relationships with these world-class financial institutions.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2015, Aircastle’s aircraft portfolio consisted of 162 aircraft on lease with 53 customers located in 34 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained.

Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2015 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited